Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 8, 2007, except for Note 12, as to which the date is July 25, 2007, with respect to the consolidated financial statements of Entropic Communications, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Entropic Communications, Inc. expected to be filed with the Securities and Exchange Commission on or about July 27, 2007.

/s/  ERNST & YOUNG LLP

San Diego, California

July 25, 2007